CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use, in this Registration Statement on Form SB-2, of our report dated September 5, 2006, relating to the financial statements of Surfect Technologies, Inc. as of December 31, 2004 and December 31, 2005 and for the years ended December 31, 2003, 2004 and 2005 and for the period from inception (December 26, 2000) through December 31, 2005 . We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/S/ REDW, LLC
REDW, LLC.
Certified Public Accountants